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                                                                    EXHIBIT 16.1






April 12, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read the second and third paragraphs of Item 4 included in the Form 8-K dated April 12, 2002 of Carrizo Oil & Gas, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,




ARTHUR ANDERSEN LLP



Copy to:  Mr. Frank J. Wojtek, Vice President,
          Chief Financial Officer and Secretary